Exhibit 10.18

AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT (“Amendment No. 1”) is made, effective as of December 9, 2008, by and between GenVec, Inc., a Delaware corporation (the “Company”), and Paul H. Fischer (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into the Change in Control Agreement, effective as of October 15, 2002 (the “Change in Control Agreement”); and

WHEREAS, Executive and the Company desire to further amend the Change in Control Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1.           A new Section 3.5 shall be added to the Change in Control Agreement to read as follows:

“3.5           SECTION 409A COMPLIANCE.  Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2½ months after the end of the year in which such amount was earned.

Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, and (ii) the Company  makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.”

2.           Section 9.13 is hereby deleted in its entirety and replaced with the following:

“Section 9.13 ‘GOOD REASON’ means:

(a) Without your express written consent, the occurrence of any of the following events unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof which notice must be given within 90 days of the occurrence:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position, authority, duties or responsibilities immediately prior to a Change in Control or any other action by the Company which results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(ii) a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

(iii) the Company’s requiring the Executive to be based at any office or location that is more than thirty-five (35) miles from the Executive’s office or location immediately prior to a Change in Control; or

(iv) the failure by the Company (a) to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control that is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, when considered in connection with the Executive’s total compensation, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than existed immediately prior to the Change in Control; or

(v) the failure by the Company to pay to the Executive any material deferred compensation when due under any deferred compensation plan or agreement applicable to the Executive ; or

(vii) a material breach by the Company of the terms and provisions of this Agreement; and

(b) To constitute Good Reason, such termination must occur within two (2) years following the initial occurrence of such event.

3.           The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto.  This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

4.           Except as set forth in this Amendment No. 1, the Change in Control Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

GENVEC, INC.

By: /s/ Wayne T. Hockmeyer
Name: Wayne T. Hockmeyer
Title: Chairman, Compensation Committee

EXECUTIVE

By: /s/ Paul H. Fischer
Paul H. Fischer